Exhibit 10.4

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information identified by “[•]” has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

AMENDED AND RESTATED TRANSFORMATION RETENTION AGREEMENT
This AMENDED AND RESTATED TRANSFORMATION RETENTION AGREEMENT (this “Agreement”), effective July 27, 2026 (the “Effective Date”), is by and between HF Sinclair Corporation (“HF Sinclair” or the “Company”) and Matthew Joyce (“Employee”), together the “Parties”, and each, a “Party”.

Recitals

WHEREAS, in exchange for the Employee’s continued employment with the Company through the Retention Date (as defined in clause 2a below), the Company desires to provide the Employee with a bonus opportunity associated with the successful execution of the Lubricants & Specialties segment business transformation work more specifically described in Addendum A attached hereto (the “Transformation Work”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.)Success Bonus Opportunity. Provided that the Employee complies with the terms of this Agreement and remains employed through the Retention Date or such earlier date as set forth in this Agreement, the Company will provide the Employee with the success bonus opportunity more specifically described in Addendum A hereto (“Success Bonus”).

2.)Eligibility Requirements.
a.)Subject to clause 2b below and unless otherwise provided in this Agreement, in order to receive the Success Bonus, the Employee must (i) remain continuously employed by the Company through the successful execution of the Transformation Work (“Retention Date”), (ii) not materially neglect Employee’s job duties through the successful execution of the Transformation Work, and (iii) not have given notice of a contemplated resignation prior to the successful execution of the Transformation Work.

b.)Employee’s eligibility to receive the Success Bonus shall be forfeited upon Employee’s termination of employment with the Company for Cause (as defined in clause 2d below) prior to the Retention Date. Any unearned or unpaid portion of the Success Bonus will be forfeited upon Employee’s resignation with the Company prior to the Retention Date. In addition, if the Employee violates any covenants contained in any agreement between Employee and the Company prior to the Retention Date, Employee will forfeit his eligibility to receive the Success Bonus.

c.)In the event that the Retention Date (or, if applicable, a Third-Party Sale, defined below) does not occur prior to the two-year anniversary of the Effective Date, this Agreement and the RSU award agreement evidencing the Success Bonus will automatically terminate, without any further action of the Company or the Employee. Upon the termination of this Agreement, the Success Bonus will be deemed forfeited for no consideration.

d.)For purposes of this Agreement, a termination shall be considered for “Cause” if any of the following apply:
i)Employee is convicted or pleads guilty, no contest or if Employee is otherwise found to be or held accountable or responsible for a misdemeanor involving moral turpitude or a felony that could result in imprisonment;
ii)Employee fails to carry out directives assigned to Employee to the Company’s reasonable satisfaction;

iii)Employee violates any material Company policy;
iv)Material neglect or poor performance of Employee’s duties, as determined by the Company exercised in good faith;
v)Dishonesty or insubordination by Employee;
vi)Other acts or failures to act that are injurious to the Company’s business or reputation;
vii)Any fraudulent, unethical, dishonest or other misconduct related to or potentially affecting Employee’s employment; or
viii)Any violation by Employee of the terms and conditions of this Agreement or any other agreement between Employee and the Company.

If the Company terminates the employment relationship for “Cause”, the Company will pay Employee Employee’s wages earned through the date of termination, but it will have no further obligations to Employee under this Agreement.

3.)No Impact on Regular Compensation. The Success Bonus will be in addition to the Employee’s regular compensation and any benefits for which the Employee may be eligible during the Employee’s employment or upon termination. For the purpose of clarity, nothing set forth herein is intended to amend or modify or have any impact on the annual bonus paid through the Annual Incentive Plan or eligibility for the HF Sinclair Amended and Restated Long-Term Incentive Plan, as amended (“LTIP”).

4.)At-Will Employment. Notwithstanding any other provision of this Agreement, by signing below, Employee acknowledges and agrees that nothing in this Agreement is intended to be, or shall be construed as, an assurance of continued employment for a definite period of time or until the occurrence of cause to terminate employment. Employee may resign at any time, but if Employee resigns prior to successful execution of the Transformation Work, Employee’s eligibility to receive the Success Bonus shall be forfeited.

5.)Withholding. All payments and benefits provided pursuant to this Agreement are subject to reduction for applicable withholding and payroll taxes.

6.)Section 409A. This Agreement is intended to comply with the “short-term deferral” exception under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.

7.)Entire Agreement. This Agreement is a fully integrated agreement. Along with the RSU award agreement (described in Addendum A), it is the complete agreement between Employee and the Company concerning its subject matter. Employee agrees that no representations, warranties or inducements have been made to Employee about this Agreement besides those that are expressly stated in the text of this Agreement. This Agreement supersedes all prior negotiations, discussions, agreements or understandings between Employee and the Company, whether written or oral, that relate to its subject matter, but it does not otherwise supersede any written agreements Employee may have entered with the Company on other subjects.

8.)Governing Law. Any dispute arising under this Agreement shall be decided by applying the laws of the State of Texas without regard to conflicts of law principles.

9.)Construction and Execution. Employee and the Company agree that there shall be no presumption of construction for or against either party. Employee and Company further agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute one single document.

10.)Severability and Non-Waiver. The provisions of this Agreement are severable. If any provision of this Agreement or its application becomes or is declared by a court of competent jurisdiction to be invalid, unenforceable or void, the invalidity shall not affect other obligations, provisions of applications of this Agreement, which shall be given effect and shall continue in full force and effect with the invalid obligations, provisions or applications. The failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement, nor of the right to demand strict performance in the future.

11.)Successors and Assigns; No Employee Assignment. This Agreement will be binding upon, and will inure to the benefit of the Company, its successors and assigns. Because Employee’s obligations and rights under this Agreement are unique and personal, they may not be assigned, transferred or otherwise alienated by Employee.

12.)Amendments. No amendments, waivers or other modifications to this Agreement shall be made without the prior written consent of each party hereto.

13.)No Third-Party Beneficiaries. Nothing in this Agreement shall otherwise confer any rights or remedies upon any person other than the parties hereto.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement, effective as of the date set forth above.

HF SINCLAIR CORPORATION

/s/ Dale Kunneman
By:	Dale Kunneman
Title:	SVP & Chief HR Officer

Agreed to and Accepted by the Employee:

/s/ Matthew Joyce
By:	Matthew Joyce
Date:	7/28/2026

Addendum A

Description of the “Transformation Work”

For purposes of this Agreement, the Transformation Work is defined as:
i.)[•];
ii.)[•];
iii.)[•]; and
iv.)[•].

For the avoidance of doubt, the Transformation Work does not include the:
i.)[•];
ii.)[•];
iii.)[•]; or
iv.)[•].

Description of the “Success Bonus”

Subject to the terms of this Agreement and approval by the HF Sinclair Board of Directors and Compensation Committee, Employee shall be eligible to receive the following Success Bonus upon the successful completion of the Transformation Work (as determined below).

The Success Bonus will be in the form of a performance-based Restricted Stock Unit award (“RSU”), which will be granted pursuant to the LTIP and an RSU award agreement (to be approved by the Compensation Committee) that will be provided to the Employee separately from this Agreement but in no event later than ten (10) days following the execution of this Agreement.

The RSU award agreement will reflect a performance vesting requirement that is conditioned upon the successful completion of the Transformation Work and a time-based vesting requirement conditioned upon Employee’s continued services through the Retention Date. The target grant date value of the RSUs will equal $[•]. If the Success Bonus RSU becomes earned based upon both the performance and time-based vesting requirements prior to the two-year anniversary of this Agreement (the “Second Anniversary”), the Employee will receive the settlement of the RSU in the form of Company common stock within the seventy-five (75) day period that immediately follows the Retention Date.

For purposes of this Agreement and the RSU award agreement, the determination of whether the Transformation Work has been successfully completed shall be made by the Company in its sole discretion, exercised in good faith.

[•]

Notwithstanding anything herein or within the RSU award agreement to the contrary, in the event that neither the Retention Date [•] occur prior to the Second Anniversary, the Success Bonus will be forfeited automatically for no consideration upon the Second Anniversary.

Notwithstanding anything herein to the contrary, the Compensation Committee retains the authority to approve, modify, or deny the RSU award consistent with its fiduciary responsibilities and the terms of the applicable LTIP.